EXHIBIT 10.55

OPERATING AGREEMENT

OF

TDH INVESTORS, LLC

THIS OPERATING AGREEMENT (this “Operating Agreement”) is made and entered into as of the 26th day of November, 2003 by and among TDH INVESTORS, LLC (the “Company”), a California limited liability company, the initial Members identified in the next sentence, and such other Persons as may hereafter be admitted as Members in accordance with the terms of this Agreement. The Initial Members are Hall Portola, Inc., a California corporation, (“Hall”) and Alamo Group VIII, LLC, a Delaware limited liability company (“Alamo”), and their addresses and initial Capital Contributions are as stated in Schedule A attached to this Operating Agreement.

Certain terms used in this Operating Agreement are defined in Article XI.

The parties agree as follows:

ARTICLE I

FORMATION OF COMPANY

Section 1.01. Recognition of Organization of Company. The Company was organized as a California limited liability company upon the filing of the Certificate of Formation with the California Secretary of State, effective as of November 26, 2003.

Section 1.02. Name. The name of the Company is as stated in the first paragraph of this Operating Agreement.

Section 1.03. Places of Business. The Company may locate its business at such place or places as the Manager may from time to time deem advisable subject to the unanimous written consent of the Members. The initial place of business shall be at 3236 Stone Valley Road West, Suite 230, Alamo, CA 94507.

Section 1.04. Registered Offices and Registered Agents. The Company’s initial registered office in the State of California shall be at the office of its registered agent at 3236 Stone Valley Road West, Suite 230, Alamo, CA 94507, and the name of its initial registered agent at such address shall be Donald F. Gaube. The registered office or registered agent, or both, in the State of California may be changed from time to time by filing the address of the new registered office or the name of the new registered agent, as the case may be, with the California Secretary of State under the California Limited Liability Company Act (the “Act”). The Company shall appoint registered agents and maintain registered offices in other jurisdictions as may be required by law.

Section 1.06 Maintenance of Accounts. The Company’s principal activity will be investing in fee interests in real property, Leases and other assets acquired from AH Investors in accordance with the terms of that certain Agreement Regarding Assets among the Company, AH Investors, and Unified Western Grocers, Inc., dated November 26, 2003 (the “Agreement Regarding

Assets”). Each investment in a fee interest or Lease will be maintained as a separate Account, with Members sharing in the capital and income from the Account in percentages determined by agreement among the Members at the time the investment is made and set forth in schedules prepared at that time and incorporated in this Agreement by reference. Allocations of Profits and Losses and distributions of cash will be made separately for each Account in accordance with the percentages set forth in those schedules. The parties agree and acknowledge that Hall will not invest in any Leases and that Hall will invest in Accounts representing ownership of fee interests in real property only upon execution of an agreement to adopt a schedule of Account setting forth the Members’ capital contributions and shares of allocations and distributions.

If the Members agree to invest in a fee interest in real property, they shall do so through a separate limited liability company, whether owned by the Company or the Members separate and apart from the Company, provided that such ownership must comply with the terms of the Agreement Regarding Assets.

ARTICLE II

PURPOSES OF COMPANY

The Company is organized to acquire fee interests in real property, leases and other assets from AH Investors under the Agreement Regarding Assets, and to pursue any transactions related to said fee interests, leases and assets that may become available and which are agreed to by the members, and to do any and all things necessary, convenient, or incidental to those purposes. Hall is a Member solely with the intent to invest in fee interests in real property on terms to be agreed upon by Hall and Alamo, as otherwise set forth in this Agreement.

ARTICLE III

RIGHTS AND DUTIES OF MANAGER

Section 3.01. Manager. Alamo shall be the Manager of the Company.

Section 3.02. Management. The business and affairs of the Company shall be managed by its Manager. Except for circumstances in which the approval of the Members is expressly required by this Operating Agreement, including, without limitation, those circumstances provided in Section 3.04, or by non-waivable provisions of applicable law, the Manager shall make day-to-day decisions and shall have authority to make decisions and act on behalf of the Company consistent with the Company’s business purposes.

Section 3.03. Certain Authority of Manager.

(a) Subject to Sections 3.04 and 3.06, the Manager shall have the authority, on behalf of the Company:

(i) to execute and deliver on behalf of the Company all instruments and documents, including: checks; drafts; notes and other negotiable instruments; documents providing for the disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Manager, to the business and affairs of the Company;

(ii) to acquire property from any Person as the Manager may determine. The fact that a Manager is directly or indirectly affiliated or connected with any Person shall not prohibit the Manager from dealing with that Person;

(iii) to enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve;

(iv) to employ accountants, legal counsel, and others to perform services for the Company, and employees and other agents to act for the Company, and to compensate such Persons from Company funds;

(v) to make all decisions and choices in the usual course of business for an entity that leases and is developing commercial tenant space of the type and location covered by the Leases, including, but not limited to, deciding how and where to staff and operate any administrative office or operation related to the Property, including any improvements to the Property, and implementing the manner and method of marketing the Leases and the Property, including any improvements made to the Property; and

(vi) to perform all other acts as the Manager may deem to be necessary or appropriate in the conduct of the Company’s business and affairs.

(b) Unless authorized to do so by this Operating Agreement or by the Members, no attorney-in-fact, employee or other agent of the Company, other than the Manager, shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose. Without limiting the generality of the foregoing, no debt shall be contracted or liability incurred by or on behalf of the Company except as determined by the Manager and approved by the Members as required under Section 3.04.

Section 3.04. Restrictions on Authority of Manager. The Manager shall not have the authority to do any of the following acts with respect to any Accounts in which Members have an interest as described in Section 1.6 and schedules to this Agreement without the unanimous approval of all of the Members having an interest in that Account:

(i) approve the merger, exchange or consolidation of the Company with any Entity; or

(ii) (A) sell or otherwise transfer any Lease, or (B) terminate any Lease which would cause the Company to be responsible for damages;

(iii) cause the Dissolution of the Company;

(iv) require additional Capital Contributions from the Members;

(v) incur any indebtedness;

(vi) amend this Operating Agreement or any of the Company’s other organizational documents;

(vii) perform any act in contravention of this Operating Agreement;

(viii) cause the Company to admit any additional Members or Managers other than as expressly authorized under this Operating Agreement.

(ix) settle a claim against the Company on any basis that requires the Company to pay an amount in excess of $10,000.00;

(x) acquire, possess, transfer or encumber property in the name of the Company for other than a Company purpose;

(xi) cause the Company to take voluntarily any action that would necessarily result in the Company’s becoming a debtor in a proceeding under any chapter of the federal Bankruptcy Code, as amended from time to time.

(xii) cause a change in the nature of the Company’s business;

(xiii) cause the Company to make any capital expenditure in excess of $10,000.00 in any single transaction or series of related transactions;

(xiv) write any checks or make any withdrawals in excess of $10,000 from any bank account of the Company, except to pay obligations under Leases incurred in the ordinary course of the Company’s business;

(xv) make liquidating distributions in kind on any basis other than as provided in this Agreement; or

(xvi) cause the Company to take any action which would violate the Company’s obligations under the Agreement Regarding Assets.

Section 3.05. Related Transactions; Conflicting Interest Transaction.

(a) Alamo shall determine in its sole discretion whether the Company will acquire any Leases (as defined in the Purchase Agreement) and shall be the sole Member with any interest in such Leases except as expressly stated in any schedule of Account adopted by the Members.

(b) Except as provided in this Section 3.05, the Manager shall have the duty and obligation to offer to the Company a “Related Transaction” unless all of the Members agree in writing that the Related Transaction should not be offered to the Company. The Manager also shall have the duty and obligation to disclose to the Members all material facts regarding the Related Transaction. A Related Transaction shall include: (i) any transaction involving a Location (as said term is defined in the

Purchase Agreement) for which a fee interest or leasehold interest was acquired by AH Investors under the Purchase Agreement and assigned to the Company under the Agreement Regarding Assets; (ii) any transaction involving all or part of a shopping center in which any such acquired fee interest or leasehold interest is located; or (iii) any transaction in which such fee interest or acquired leasehold is a material factor. In order for the Company to accept a Related Transaction, Alamo and Hall must vote in favor of such acceptance. If the Company declines to participate in a Related Transaction, or if the Related Transaction does not entail purchase of a fee interest in real property, the Manager shall be entitled to pursue the Related Transaction using an Account of which the Manager is the sole owner. No Manager, either directly or indirectly through an affiliate or related party, may pursue a Related Transaction outside of the Company except as provided above. The terms on which the Related Transaction shall be offered to the Company shall be as agreed by Alamo and Hall. If Alamo and Hall cannot agree on such terms, the Manager may pursue the Related Transaction using an Account of which the Manager is the sole owner.

(c) Except for Related Transactions, no other transaction shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions in a proceeding by the Company or by any Member, directly or by or in the right of the Company, solely because the conflicting interest transaction involves the Manager or a Related Entity or solely because the Manager participates in a vote of the Members with respect to such conflicting interest transaction, if:

(i) the material facts as to the Manager’s relationship or interest and as to the transaction are disclosed or are known to the Members and the Members in good faith authorize, approve or ratify the conflicting interest transaction by a Majority Vote of the Remaining Members; and

(ii) the conflicting interest transaction is fair as to the Company as of the time it is undertaken by, or becomes binding upon, the Company.

(d) If the Members agree to invest in a fee interest in real property, they shall do so through a separate limited liability company, whether owned by the Company or the Members separate and apart from the Company, provided that such ownership must comply with the terms of the Agreement Regarding Assets.

Section 3.06. Bank Accounts. The Company shall establish a bank account for each Account at the Corporate Banking Office of The Mechanics Bank, located at 1616 N. California Boulevard, Walnut Creek, California. The Manager of the Company shall be authorized to write checks and make withdrawals from those accounts, except that all checks or withdrawals in the amount of $10,000 or more for any expenditure, other than payment of obligations under a Lease incurred in the ordinary course of the Company’s business, shall require the written authorization of a majority-in-interest of the Members owning interests in the Account. The operation of the bank accounts shall be governed by Section 7.01.

Section 3.07. Indemnity of Company, Manager and Agents.

(a) Without limiting any other obligation of the Company to the Manager, the Company shall indemnify the Manager with respect to, and make advances for, the payments made, personal liabilities incurred and expenses incurred by the Manager in the ordinary and proper conduct of the Company’s business and affairs (including the winding up thereof) or the preservation of the Company’s business or property except for matters involving fraud, willful misconduct, deceit, negligence or breach of fiduciary duties on the part of the Manager or its representative.

(b) Alamo shall indemnify, hold the Company harmless, and defend the Company at the expense of Alamo, from and against any liability, expense, claim, judgment, damages and expenses (including attorneys’ fees and expert witness fees) relating to any claim or obligation arising before the effective date of this Operating Agreement of Alamo (and any of its individual members) or Seller, and any of their respective related, or predecessor entities, principals, owners, officers, partners, co-venturers, employees or agents, or arising from or related to the Leases or other Assets purchased under the Purchase Agreement other than fee interests in real property owned by the Company. This obligation to indemnify and defend will be a continuing obligation of Alamo that will survive the dissolution of the Company.

Section 3.08. Compensation of Manager. The Manager shall not be entitled to any compensation, fees or charges for services rendered to the Company except as may be agreed to by Alamo and the Company in writing.

Section 3.09. Right To Rely on Certificates of Manager. Any Person dealing with the Company may rely, without duty of further inquiry, upon a certificate signed by the Manager as to:

(a) the identity of the Manager or of any Member;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the business or affairs of the Company;

(c) the identity and authority of Persons who are authorized to act for, or to execute or deliver any instrument or document on behalf of, the Company, and the scope of such authority; or

(d) any other matter whatsoever involving the Company, the Manager or any Member.

Section 3.10. Manager’s Liability.

(a) The Manager shall not be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

(b) The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or by any Member, unless the loss or damage is the result of any willful misconduct, breach of fiduciary duty, fraud or negligence of Alamo or Donald Gaube or any of Alamo’s Affiliates, principals, owners, officers, partners, employees or agents in connection with or arising out of the operation of the Company, the Leases or the Property. The parties intend this Section 3.10(b) to operate consistently with the provisions of Section 7.03.

Section 3.11. Manager Has No Exclusive Duty to Company. The Manager shall not be required to manage the Company as its sole and exclusive function. The Manager may have other business interests and except as provided in Section 3.05, may engage in other activities in addition to those relating to the Company; provided that the Manager shall be required to contribute time and services as may be commercially reasonable to operate the Company and carry out its purposes. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other interests or activities of the Manager or to the income or proceeds derived therefrom.

Section 3.12. Company Documents.

(a) The Recordkeeper shall maintain and preserve, until at least three years after the dissolution of the Company and longer if necessary and appropriate in connection with the winding up of its business and affairs, all accounts, books and other Company documents which are reasonably necessary as a record of its business and affairs, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records of the Company shall be maintained in accordance with sound accounting practices consistently applied and shall be available at the principal executive office of the Company.

(b) Without limiting the generality of Section 3.12(a), the Recordkeeper shall maintain and preserve the following:

(i) a current list of the full name and last-known business, residence, or mailing address of each Member, both past and present;

(ii) a copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney under which any amendment has been executed;

(iii) a copy of this Operating Agreement, including all applicable schedules of Accounts, as in effect from time to time;

(iv) copies of all writings, if any, other than this Operating Agreement, which obligate a Member to contribute cash, property or services to the Company, and copies of all writings compromising the obligation of any member to contribute cash, property or services to the Company;

(v) minutes of every meeting of the Members and copies of all written consents by which Members take action;

(vi) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(vii) copies of all financial statements of the Company for the three most recent years; and

(viii) records and accounts of all operations and expenditures of the Company.

(c) Each Member shall have the right to inspect and copy such Company documents, at the requesting Member’s expense.

Section 3.13. Tax Matters. The Manager shall be designated the tax matters “partner” for purposes of federal and state income tax matters. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company under the Internal Revenue Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

Section 3.14. Resignation; Removal; Vacancies.

(a) The Manager of the Company may resign at any time by giving notice to the Members of the Company. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Any vacancy in the Manager’s position occurring for any reason may be filled by the affirmative vote of the Members. The Manager elected to fill the vacancy shall hold office until his death, resignation or removal.

ARTICLE IV

MEETINGS AND ACTIONS OF MEMBERS

Section 4.01. Regular Meeting. Members need not have annual or other regular meetings.

Section 4.02. Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by any Member.

Section 4.03. Place of Meetings. The Members may designate the Company’s executive offices or the Manager’s principal place of business as the place for any meeting of the Members. If no designation is made, the place of meeting shall be the executive office of the Company set forth in Section 1.04. Members may participate in any meeting by phone or other electronic means.

Section 4.04. Notice of Meetings. Except as provided in Section 4.05, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 30 days before the date of the meeting, as provided in Section 12.01.

Section 4.05. Meetings of All Members. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

Section 4.06. Record Date. For the purpose of determining who are Members entitled to notice of or to vote with respect to any matter that is presented to the Members for decision, or who are Members entitled to receive payment of any distribution, the date on which notice of the meeting is first given to any Member, or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination. For the purpose of determining who are Members entitled to take any other action or for any other purpose, the Manager may fix a date (which may not be prior to the date and time of the action for which the determination is made nor more than 70 days thereafter) as the record date for the determination. A determination of who are Members entitled to be given notice of or to vote at a meeting of Members is effective for any adjournment of the meeting unless the Members fix a new record date, which they shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 4.07. Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

Section 4.08. Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Recordkeeper before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

Section 4.09. Manner of Acting at Meeting. A Majority Vote of All the Members shall be the act of the Members at a meeting, unless a different requirement is expressed by any other provision of this Operating Agreement. The number of Votes for each Member is set forth in Schedule A.

Section 4.10. Action by Members Without a Meeting. Members may take action without a meeting if all of the Members consent to such action in writing.

Section 4.11. Related Transaction; Other Activities of Members. Each Member shall have the duty and obligation to offer to the Company a Related Transaction unless all of the Members agree in writing that the Related Transaction should not be offered to the Company.

The Member also shall have the duty and obligation to disclose all material facts regarding the Related Transaction. In order for the Company to accept a Related Transaction, Alamo and Hall must both vote in favor of such acceptance. If the Company declines to participate in a Related Transaction, the Member among Hall and Alamo who voted in favor of pursuing the Related Transaction, if any, shall be entitled to pursue the Related Transaction outside of the Company. No Member, either directly or indirectly through an affiliate or related party, may pursue a Related Transaction outside of the Company except as provided above. Except for unauthorized Related Transactions, any Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other interests or activities of any Member or to the income or proceeds derived therefrom.

If the Members agree to invest in a fee interest in real property, they shall do so through a separate limited liability company, whether owned by the Company or the Members separate and apart from the Company, provided that such ownership must comply with the terms of the Agreement Regarding Assets.

Section 4.12. Member’s Liability. No Member shall be liable under any judgment, decree, or order of a court, or in any other manner, for any debt, obligation or liability of the Company, however, a Member shall be liable for a breach of this Operating Agreement.

Section 4.13. Limitation of Liability. Except as provided in Section 4.12 above, the Members and their Affiliates shall not be liable, responsible for accountable in damages or otherwise to the Company for any act or omission by any such Person (which shall include any applicable entity) performed in good faith pursuant to the authority granted to such Person by this Agreement or in accordance with its provisions, and in a manner reasonably believed by such Person to be within the scope of the authority granted to such Person and in the best interest of the Company; provided, however, that such Person shall retain liability for acts or omissions that involve willful misconduct, fraud, breach of fiduciary duties, gross negligence, a knowing violation of the law, or for any transaction from which the Person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

Section 4.14. Tax Preparation Expenses. The Company shall reimburse its Members up to $1,500 per year for additional costs incurred by such Members in preparing and filing income tax returns resulting directly from the Members’ ownership interest in the Company.

ARTICLE V

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

Section 5.01. Members’ Initial Capital Contributions. Upon the execution of this Agreement and creation of an Account, the Members with interests in that Account shall contribute to the Company cash or property as set forth on the schedule for that Account which is attached to this Agreement and incorporated by this reference.

Section 5.02. No Additional Contributions. No Member shall be required to contribute any additional capital to the Company, and except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

Section 5.03. No Interest on Contributions. Neither Members nor Interest Holders shall be paid interest with respect to Contributions.

Section 5.04. Return of Contributions. Except as otherwise provided in this Agreement, no Member nor Interest Holder shall have the right to receive the return of any Contribution or withdraw from the Company, except upon the dissolution of the Company.

Section 5.05. Form of Return of Capital. If a Member or an Interest Holder is entitled to receive the return of a Contribution, the Company may distribute in lieu of money, notes, or other, property having a value equal to the amount of money distributable to such Person.

Section 5.06. Capital Accounts. A separate Capital Account shall be maintained for each Member and Interest Holder.

Section 5.07. Loans to Company. Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company; provided, however, that Section 3.05 shall apply with respect to any such loan by the Manager.

Section 5.08. Additional Duties of Alamo. At no expense to the Company, Alamo shall make its staff, offices and other resources available to the Company and the Manager and Alamo shall use its commercial best efforts to actively and effectively market, sell and/or sublease the Property and the Leases on the best terms available. Neither Alamo nor Hall shall be entitled to any fees, distributions or other compensation or reimbursement of expenses that they may incur from the Company except as provided in Section 6.04 below.

ARTICLE VI

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

Section 6.01. Allocations of Profit or Loss and Distributions of Cash. After giving effect to the special allocations set forth in Section 6.04, for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders as set forth on the schedules of Accounts. Cash Flow (as defined hereunder and as further restricted by Section 7.01) for each taxable year of the Company shall be distributed to the Interest Holders as set forth on the schedules of Accounts.

Section 6.02. Tax Distributions. For each Fiscal Year of the Company except the Fiscal Year in which the Company is liquidated, and notwithstanding any limitations on distributions set forth in this Agreement, for any Fiscal Year of the Company in which the Company has taxable income (and to the extent the Company has sufficient Cash Flow), the Company shall distribute an amount equal to the product of (i) the Company’s taxable income multiplied by (ii) the sum of (x) the highest marginal federal income tax rate imposed on individual taxpayers plus (y) the product of the highest marginal California income tax rate imposed on individual taxpayers multiplied by the difference of 100 percent minus the federal marginal income tax rate determined under clause (x) (the “Tax Distribution”). For example, if the highest marginal federal income tax rate is 35 percent and the highest marginal California income tax rate is 9.3 percent, the effective tax rate for purposes of the Tax Distribution would be 35% + [9.3% (100% - 35%)], or 41%. The Tax Distribution shall be distributed to those Members to whom the Company’s taxable income is allocated and in proportion to such allocations. If a Membership Interest (or an Economic Interest) is assigned prior to the making of the Tax Distribution, the full amount of the Tax Distribution attributable to such Membership Interest (or Economic Interest) shall be distributed to the Person who holds such Membership Interest (or Economic Interest) as of the time the Tax Distribution is made.

Section 6.03. Regulatory Allocations.

(a) Impermissible Deficit and Qualified Income Offset. No Interest Holder shall be allocated Losses or deductions if the allocation causes the Interest Holder to have an Adjusted Capital Account Deficit; instead, such items shall be allocated to the other Interest Holders. If an Interest Holder for any reason (whether or not expected) receives (1) an allocation of Loss or deduction (or item thereof) or (2) any Distribution, which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year (other than an allocation under Section 6.03 (b)), in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 6.03 (a) is intended to comply with, and shall be interpreted consistently with, the “alternate test for economic effect” and “qualified income offset” provisions of the Regulations promulgated under IRC Section 704(b).

(b) Regulatory Allocations. The Members acknowledge that the Regulations may require allocations of Profits, Losses, or items thereof in a manner which varies from the general provisions of Section 6.01, including allocations in respect of such matters known as “minimum gain chargeback,” “qualified income offset,” “gross income allocation,” “nonrecourse deductions,” “Section 754 adjustments,” “Section 704(c)” provisions relating to any Property which may be contributed to the Company, and items relating to the issuance of Membership Interests. The General Manager is authorized and directed to make such allocations as may be required by the Regulations, and also to make any offsetting allocations otherwise permissible under the Code so that the foregoing required allocations do not adversely affect the intended pattern of distributions under the applicable schedule of Account, in each case upon advice or consultation with the Company’s regularly retained accountant.

(d) IRC Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

(e) Withholding. All amounts required to be withheld pursuant to IRC Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

(f) Intent of Allocations. The tax allocation provisions of this Agreement are intended to produce final Capital Account Balances of the Interest Holders that will permit liquidating distributions that are made in accordance with such final Capital Account Balances under Section 6.04 (a) to be equal to the Distributions that would occur under the applicable schedule of Account (in the same order and priority) if such liquidating proceeds were distributed pursuant to that schedule of Account. To the extent that the tax allocation provisions of this Agreement would not produce such final Capital Account Balances, (1) such provisions shall be amended by the Manager if and to the extent necessary to produce such result and (2) taxable income or taxable loss of the Company for prior open years (or items of gross income and deduction of the Company) shall be reallocated among the Interest Holders to the extent it is not possible to achieve such result with allocations of income (including gross income) and deduction for the current year and future years. This Section 6.03 (f) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

(g) Income Tax Provisions. The Interest Holders are aware of the income tax consequences of this Article VI and agree to be bound by these provisions in reporting their shares of Profit, Losses, and other items for federal and state income tax purposes.

Section 6.04. Liquidation and Dissolution.

(a) Upon liquidation of the Company, the assets of the Company shall be distributed to the Interest Holders in accordance with the positive balances in their respective Capital Accounts, after giving effect to all Contributions, Distributions, and allocations for all periods. Distributions to the Interest Holders pursuant to this Section 6.05 (a) shall be made in accordance with Regulation Section 1.704-1(b)(2)(ii)(b)(2).

(b) No Interest Holder shall be obligated to restore a Negative Capital Account.

Section 6.05. General.

(a) Except as otherwise provided in this Agreement, the timing and amount of all Distributions shall be determined by the Manager. Subject to Section 6.02 but notwithstanding any other provision of this Agreement, no distributions shall be made except in accordance with the terms of the Agreement Regarding Assets.

(b) If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Managers. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 6.03 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the Distribution of the assets in liquidation pursuant to Section 6.05.

(c) All Profit and Loss shall be allocated and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or Distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

(d) The Managers are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article VI to comply with the Code and the Regulations promulgated under IRC Section 704(b); provided, however, that no amendment shall materially affect Distributions to an Interest Holder without the Interest Holder’s prior written consent.

ARTICLE VII

CERTAIN OPERATIONAL MATTERS

Section 7.01. Operating Reserve Account. All Company receipts will be deposited into the Operating Reserve Account and shall be used only for Normal Company Operations, which is defined to mean the Assumed Liabilities under the Purchase Agreement, and normal administrative expenses of the Company in engaging in the business of operating according to the purpose described in Article II. The Manager shall distribute funds from the Operating Reserve Account to each Member that is necessary to cover said Member’s income tax under Section 6.02. The Manager shall prepare a monthly report itemizing payments of all Operational Reserve Account distributions.

Section 7.02. Normal Company Operations; Budget. Within ten (10) days after the execution by the Members of an agreement to adopt a schedule of Account, the Manager shall provide a proposed budget for Normal Company Operations, including administrative expenses and Assumed Liabilities to be incurred over the next six month period (the “Budget”). The items in the Budget shall be subject to the approval of a majority-in-interest of the Members. Administrative expense items shall not include Assumed Liabilities. The Manager shall not incur administrative expenses that materially exceed the amounts set forth in the Budget without the approval of a majority-in-interest of the Members. The Manager shall prepare Budgets for approval by a majority-in-interest of the Members for each succeeding six (6) month period.

Section 7.03. Alamo Indemnity. Alamo shall indemnify, hold Hall and the Company harmless, and defend Hall and the Company, at the expense of Alamo, from and against any liability, expense, claim, judgment, damages and expenses (including attorneys’ fees and expert witness fees) relating to any claim or obligation arising out of any willful misconduct, breach of fiduciary duty, fraud or negligence of Alamo or Donald Gaube or any of Alamo’s Affiliates, principals, owners, officers, partners, employees or agents in connection with or arising out of the operation of the Company, the Leases or the Property. This obligation to indemnify and defend will be a continuing obligation of Alamo that will survive the dissolution of the Company. Hall shall have no obligation for any obligation of Alamo and/or the Company, whether to Alamo, the Company or any third party.

Section 7.04. Broker Commissions. Alamo, its Affiliates, Donald Gaube, Tim Bettencourt and Cosol Real Estate Services and any of their respective Affiliates shall not be entitled to receive any broker commissions or other consideration from the Company or any other party in connection with the disposition of the Leases. The Company will negotiate purchase price discounts or comparable concessions equal to the amount of commission which would otherwise be payable to a broker representing the Company.

ARTICLE VIII

RESTRICTIONS ON TRANSFERABILITY

Section 8.01. Transfers of Membership Interests. Except as provided herein, no Member shall Transfer any or all of its Membership Interest to any Person or Entity without the unanimous consent of the Membership Interests in the Company. Notwithstanding the foregoing, Hall may assign its Membership Interest to any Affiliate of Hall upon written notice to Alamo.

Section 8.02. Admission of Substitute Member.

(a) A person acquiring the Interest of a Member in accordance with Section 8.01 and all other provisions of this Agreement shall be deemed admitted as Member of the Company, retroactive to the date of transfer, and recognized as such by the Company upon a unanimous vote of the Members and the satisfactory completion of the following:

(i) Execution by all Members, including any proposed new Member, of all documents, required to evidence the admission of such person as a Member;

(ii) the proposed new Member shall have accepted and agreed to be bound by the terms and provisions of this Operating Agreement by executing a counterpart thereof and such other documents or instruments as the Manager may reasonably require in order to effect the admission of such person as a Member; and

(iii) if the proposed new Member is a corporation, the proposed new Member shall have provided the Manager with evidence satisfactory to counsel for the Company of its authority to become a Member under the terms and provisions of this Agreement;

Section 8.03. Rights of New Members. Except as set forth in the provisions of Sections 8.01 and 8.02, the Company shall not be obligated for any purposes whatsoever to recognize the assignment by any Member of its Economic Interest or Membership Interest.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

DISSOCIATION, DISSOLUTION AND TERMINATION

Section 10.01. Dissociation.

(a) A Member may voluntarily Dissociate without giving rise to a remedy for breach of this Agreement in the Company or any other Member.

(b) Unless otherwise approved by a Majority in Interest of the Non-dissociating Members, a Dissociating Member, regardless of whether the Member’s Dissociation was voluntary, shall be entitled to receive only those distributions to which the Dissociating Member would have been entitled had the Dissociating Member remained a Member and only at such times as such distributions would have been made had the Dissociating Member remained a Member. Except as otherwise expressly provided herein, a Dissociating Member shall become an Economic Interest Owner only.

Section 10.02. Dissolution.

(a) The Company shall be dissolved upon the occurrence of either of the following events:

(i) the unanimous written agreement of all Members that it shall be dissolved; or

(ii) the Dissociation of a Member, unless the business of the Company is continued by the vote of a Majority in Interest of the Non-dissociating Members given within 90 days after the Dissociation.

(b) As soon as possible following the occurrence of any of the events specified in Section 10.02(a) effecting the dissolution of the Company, an appropriate representative of the Company shall comply with all of the requirements of the Act related to notification or filing required for an impending dissolution of the Company.

(c) If a Member who is an individual dies or a court of competent jurisdiction adjudges the Member to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator or other legal representative

(“successor”) may exercise all of the Member’s rights for the purpose of settling the estate or administering property of the Member; provided, however, that, except to the extent required by applicable law, the successor shall not be considered a Member and shall have no right to vote or to give or withhold consent, agreement or approval with respect to any matter on which a Member might vote or give or withhold consent, agreement or approval.

Section 10.03. Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until such separate existence is otherwise terminated as provided in the Act or in connection with judicial dissolution or liquidation of the Company.

Section 10.04. Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution of the Company, an accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager may cause such accounting to be made by independent accountants and shall cause such accounting to be made by independent accountants upon the request of any Member. Upon dissolution of the Company, the Manager shall immediately proceed to wind up the business and affairs of the Company.

(b) In winding up the business and affairs of the Company, the Manager shall:

(i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager may determine to distribute assets to the Members in kind);

(ii) allocate the profits or losses resulting from such sales to the Members’ Capital Accounts in accordance with the provisions of this Operating Agreement;

(iii) discharge all liabilities of the Company (including liabilities to Members who are also creditors, to the extent permitted by law) other than liabilities to Members for distributions, and establish such reserves as the Manager deems reasonable to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company); and

(iv) distribute the remaining assets in accordance with the following:

(A) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by the Majority Vote of all of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted under the provisions of Articles V and VI of this Operating Agreement to reflect such deemed sale.

(B) The positive balance, if any, of each Member’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs) shall be distributed to the Members, subject to the priority of distributions set forth in Article VI either in cash or in kind, as determined by the Manager, with any assets distributed in kind being valued for this purpose at their net fair market value. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

(c) In connection with liquidation, the Company may offset damages for breach of this Operating Agreement by a Member against the amount otherwise distributable to the Member, under the applicable schedule of Account.

(d) Any provisions of this Agreement which eliminates any liability of a Member to restore any portion of a deficit balance in the Member’s Capital Account, shall also apply to deficit balances in Capital Accounts upon liquidation of the Company.

(e) When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and when all of the remaining property and assets have been distributed to the Members, the Company shall be deemed terminated.

(f) The Manager and other Members shall comply with all applicable laws pertaining to the winding up of the business and affairs of the Company and the distribution of its assets.

Section 10.05. Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution and/or such other documents shall be executed and filed as required by the Act.

Section 10.06. Certificate of Dissolution. Upon the issuance of the certificate of dissolution or completion of such other requirements for dissolution under the Act, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act. Any Member shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE XI

DEFINITIONS

The following terms used in this Operating Agreement have the meanings ascribed to them in this Article XI:

“Articles of Organization” means the Articles of Organization of the Company as filed with the Secretary of State of California as the same may be amended from time to time.

“Affiliate” means, with respect to any Person (such Person being referred to in this definition as the “Target Person”), (a) any Person directly or indirectly controlling, controlled by, or under common control with the Target Person; (b) any Person owning, of record or beneficially, 10% or more of the outstanding voting interests of the Target Person, unless another Person owns, beneficially, a larger percentage of the outstanding voting interests of the Target Person; (c) any Person who is a director, officer, partner, member, manager or trustee of, or is in a similar capacity with respect to, the Target Person; or (d) any Person who is a director, officer, partner, member, manager or trustee of, or is in a similar capacity with respect to, or is holder of 10% or more of the voting interests of, any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall refer to the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Target Person, whether through the ownership of voting securities, by contract, or otherwise.

“Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

(i) an Interest Holder’s Capital Account shall be credited with the amount of money and the fair market value of any property contributed to the Company (net of liabilities secured by such property that the Company either assumes or to which such property is subject) the amount of any Company unsecured liabilities assumed by the Interest Holder, and the Interest Holder’s distributive share of Profit and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of Section 6.04 (other than Section 6.04 (c); and

(ii) an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder (net of liabilities secured by such distributed property that the Interest Holder either assumes or to which such property is subject), the amount of any unsecured liabilities of the Interest Holder assumed by the Company, and the Interest Holder’s distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Article VI.

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 6.04 (c), the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Cash Flow” means all cash derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Managers, including Assumed Liabilities under the Purchase Agreement. Cash Flow shall include capital proceeds and shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986 or corresponding provisions of superseding federal laws.

“Company” is defined in the first paragraph of this Operating Agreement.

“Deficit Capital Account” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(a) credit to such Capital Account of all amounts which the Member is treated as being obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto under the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provision of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and is to be interpreted consistently with those provisions.

“Dissociating Member” means a Person who has been a Member but who Dissociates. The term is used in each case with reference to a specific Dissociation and does not refer to Persons who have previously Dissociated, or who may subsequently Dissociate, in Dissociations other than the specific one under consideration.

“Dissociation” refers to the death, resignation, bankruptcy or dissolution of a Member or the occurrence of any other event (other than the termination of the Company) which terminates the continued membership of a Member in the Company. Dissociation is subject to restriction under Section 10.01.

“Economic Interest” means a person’s right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in management, or any right to information concerning the business and affairs of the Company.

“Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

“Entity” means any legally recognized Person other than an individual.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year unless changed by the Manager in accordance with this Operating Agreement.

“Gift” and its derivatives means gift, bequeath or other transfer for no consideration, whether or not by operation of law, except in the case of bankruptcy.

“Interest Holder” means any Person who holds an Economic Interest, whether as a Member or as an Assignee of a Member.

“Leases” means each of the Leases as defined in the Purchase Agreement which are assigned to the Company by the Seller (or its Affiliates) under the Purchase Agreement.

“Majority Vote of All the Members” means the affirmative vote of Members holding a majority of all of the Membership Interests entitled to vote. This term is distinct from the term “Majority Vote of the Remaining Members,” which is defined below.

“Majority in Interest of the Non-dissociating Members” means Members (other than the Dissociating Member) holding a majority of the Capital Interests (determined, however, by disregarding the Capital Interest of the Dissociating Member) and a majority of the profits allocable to the Members (determined, however, by disregarding the profits allocable to the Dissociating Member) based on any reasonable estimate of profits from the date of the Dissociation of the Dissociating Member to the projected termination of the Company, taking into account present and future allocations of profits under this Operating Agreement as in effect at that time.

“Majority Vote of the Remaining Members” means a vote by Members (other than the contributing Member, transferring Member or other particular Member who is the subject of the specific occasion to which the provision, in which the phrase is used, is to be applied) holding a majority of the membership interests entitled to vote held by all of the Members other than that contributing Member, transferring Member or other particular Member.

“Manager” is defined in Section 3.01.

“Member” means each Person who is named as an Initial Member in the first paragraph of this Operating Agreement and each other Person who is admitted as a Member under the terms and conditions of this Operating Agreement; provided, however, that, unless the context otherwise requires, the term “Member” shall not include any such Person from and after the time that Person Dissociates from the Company.

“Membership Interest” means a Member’s rights in the Company, collectively, including the Member’s Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

“Operating Agreement” means this Operating Agreement, as amended from time to time.

“Person” means an individual or Entity and shall include the heirs, executors, administrators, legal representatives, successors and assigns of a “Person” where the context permits or requires.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with IRC Section 703(a), with the following adjustments:

(i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to IRC Section 703(a)(1) shall be included in computing taxable income or loss;

(ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii) any expenditures of the Company described in IRC Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the book value as adjusted under Regulation Section 1.704-1(b) (“adjusted book value”) of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 shall not be taken into account in computing Profit or Loss.

“Property” means the property subject to the Leases.

“Purchase Agreement” means that certain Purchase and Sale Agreement with Joint Escrow Instructions between Alamo Group, Inc., a California corporation and Seller, dated as of June 19, 2003, together with all addendums and amendments thereto.

“Recordkeeper” means the Person appointed by the Manager to keep the books and records of the Company and to perform the other duties specified in this Operating Agreement as duties of the Recordkeeper.

“Sale” and its derivatives means transfer for consideration.

“Seller” means Unified Western Grocers, Inc., a California corporation.

“Transferring Party” means a Selling Party.

“Treasury Regulations” or “Regulations” includes temporary and final regulations promulgated under the Code that are in effect as of the date of the filing of the Certificate of Formation and the corresponding sections of any regulations subsequently promulgated that amend or supersede such regulations. The term “Treasury Regulations” shall also include regulations that have been proposed by the Internal Revenue Service under the Code at or prior to the date of the filing of the Articles of Organization, and have not been withdrawn at or prior to such date, as well as the corresponding provisions of any regulations subsequently promulgated that amend or supersede such proposed regulations.

“Vote” includes consent, approval and agreement, as the context may permit.

“Act” means the California Limited Liability Company Act or any act that supersedes the California Limited Liability Company Act, as the same may be amended from time to time.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01. Notices. Each notice and other communication under or with respect to this Operating Agreement (including instruments tendered as full satisfaction of debts and other communications concerning disputed debts) shall be in writing (including by telegraph, telex, facsimile, and other available communication facilities providing written copy to the recipient Person) and shall be effective when actually delivered to the Person to which it is directed or when deposited in the United States mail at a time when the postal service is not experiencing a strike or other disruption in service and no such strike or disruption is publicly expected within a seven-day period following such deposit, postage prepaid, addressed to the Person to which it is directed, to the attention of the individual, and at the address, provided for that Person in Schedule A, or at such other address, as that Person may designate by notice (such individual being referred to as the “Notice Individual” and such address being referred to as the “Notice Address”); provided that any notice that is directed to any Economic Interest Owner may be given as if to the Member from whom the Economic Interest Owner received, directly or indirectly, the Economic Interest. Delivery of a notice or other communication to a Person, if made at the Notice Address, shall be to an individual whom the noticing or communicating Person reasonably believes is likely to transmit the notice or communication to the Notice Individual; provided, however, that delivery by a commercial carrier shall be presumed to have been to such an individual. Delivery of a notice or other communication to a Person at a place other than the Notice Address shall be only to the Notice Individual. A stamped receipt issued by a United States post office for registered mail shall be presumptive evidence of deposit in the United States mail, and a receipt signed by a responsible Person for the recipient Person or a delivery confirmation from a commercial messenger or courier shall be presumptive evidence of actual delivery.

Section 12.02. Application of California Law. This Operating Agreement shall be construed as though prepared by all of the parties hereto. This Operating Agreement, and the performances of the parties hereunder, shall be governed by the laws of the State of California without giving effect to the principles of conflicts of laws that would otherwise provide for the application of the substantive law of another jurisdiction.

Section 12.03. Resolution of Disputes.

(a) Mediation. To the maximum extent permitted by law, the Company and each Member has the option to mediate any dispute between or among them about or affecting the Property or the Leases, the Company or any aspect of this Operating Agreement before any such dispute or claim may be arbitrated or brought in litigation, which includes any dispute about whether such dispute may be mediated, through mediation by the American Arbitration Association. Each Member who is a party to the mediation shall make reasonable efforts in the mediation to resolve the dispute through a mutual agreement. If the Company or any Member files an arbitration or lawsuit against or naming the Company or any other Member, the Company or the other Members named in the arbitration or litigation will have until the date its answer or other responsive pleading is due in that arbitration or lawsuit to notify the party bringing the lawsuit or arbitration that the Company or the other Member will exercise its mediation option. Each Member will bear its own attorneys’ fees and costs in mediation, the Company’s attorneys’ fees and costs will be an Additional Capital Contribution, and all parties will equally share the mediator’s fees and expenses.

(b) Arbitration. To the maximum extent permitted by law, and subject to the mediation option above, the Company and each Member has the option to arbitrate any dispute between or among them about or affecting the Property, the Company or any aspect of this Operating Agreement, which includes any dispute about whether such dispute may be arbitrated, through binding arbitration by the American Arbitration Association. If the Company or any Member files a lawsuit against or naming the Company or any other Member, the Company or the other Members named in the litigation will have until the date its answer or other responsive pleading is due in that lawsuit to notify the party bringing the lawsuit that the Company or the other Member will exercise its arbitration option.

The arbitrator’s procedures or rules then in effect for commercial disputes will govern any arbitration, and the arbitration will take place in Walnut Creek, California.

EACH MEMBER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALL ARBITRABLE DISPUTES MEANS THE MEMBER IS AGREEING TO WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THE MEMBER MAY HAVE TO ASK FOR PUNITIVE DAMAGES OR A JURY OR COURT TRIAL IN ANY DISPUTE WITH THE COMPANY OR OTHER MEMBERS.

(c) Litigation. Any litigation between or among the Company and any of the Members will be in the County or District Court in Walnut Creek, California, as

appropriate based on the claims in any such litigation. All claims in any such litigation will be tried to and decided by the court, rather than a jury. Each Member consents for that Member and the Member’s successors to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this Section may be served on any Member anywhere in the world in the manner provided above for giving notices to a Member under this Operating Agreement.

(d) Attorneys’ Fees and Costs. Subject to the other provisions of this Section, the Company’s own attorneys’ fees and costs in any arbitration or litigation under this Section shall be an Additional Capital Contribution. In addition to any relief, order or award that enters, as determined by the arbitrator or court, each Member found to be a losing party in any arbitration or litigation between or among the Company and any of the Members will be required to pay the reasonable attorneys’ fees, expert witness fees, and costs of each Member determined prevailing party, and all such losing Members, jointly and severally, will also pay the arbitrator’s fees and expenses in any arbitration. The Company shall have no liability for any Member’s attorneys’ fees and costs under this Section. If the Company is determined to be a prevailing party, each Member determined to be a losing party shall pay the Company’s attorneys’ fee and costs award, and no Member’s Membership Interest will be increased or decreased based on any losing Member’s payment of an attorneys’ fee and costs award for the Company under this Section.

(e) Continuing Rights and Obligations. The Members’ and the Company’s rights and obligations under this Section will survive any Member’s dissociation or the dissolution of the Company.

Section 12.04. Amendments. Except as otherwise provided herein or in the Articles of Organization:

(a) This Operating Agreement may be amended from time to time by the unanimous Vote of all the Members, except as provided in Section 1.02, as to satisfaction, waiver or modification of conditions.

(b) Provision is made elsewhere in this Operating Agreement for modifications of Schedule A in connection with transfers of Membership Interests, and this Section 12.04 does not supersede such provisions.

(c) Provisions in this Operating Agreement that require a supermajority or unanimity may not be amended by a vote that is less than such supermajority or unanimity, as the case may be.

(d) The Articles of Organization may be amended from time to time by the unanimous Vote of all the Members.

Section 12.05. Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations and other instruments necessary or appropriate to comply with any laws, rules or regulations.

Section 12.06. Headings and Pronouns. Headings and captions contained in this Operating Agreement are solely for the convenience of the parties and are not to be considered in interpreting or construing this Operating Agreement or the parties’ rights, remedies and obligations hereunder. The words “herein,” “hereof” and “hereunder,” when used in this Operating Agreement, refer to this Operating Agreement in its entirety. The word “include” and its derivatives mean by way of example and not by way of exclusion or limitation. Words in the singular include the plural and words in the plural include the singular, according to the requirements of the context. Words importing a gender include all genders.

Section 12.07. Waivers. No party shall be deemed to have waived any right or remedy under or with respect to this Operating Agreement unless such waiver is expressed in writing signed by such party. No waiver of any right or remedy under or with respect to this Operating Agreement by a party on any occasion or in any circumstance shall be deemed to be a waiver of any other right or remedy on that occasion or in that circumstance nor a waiver of the same or of any other right or remedy on any other occasion or in any other circumstance.

Section 12.08. Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 12.09. Severability. If any provision in this Operating Agreement is held to be invalid or unenforceable on any occasion or in any circumstance, such holding shall not be deemed to render the provision invalid or unenforceable on any other occasion or in any other circumstance nor to render any other provision hereof invalid or unenforceable, and to that extent the provisions of this Operating Agreement are severable; provided, however, that this provision shall not preclude a court of competent jurisdiction from refusing so to sever any provision if severance would be inequitable to one or more of the parties.

Section 12.10. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns. No assignment of this Operating Agreement or of any right or obligation hereunder shall relieve the assignor of the assignor’s obligations hereunder without the written consent of all of the other Members.

Section 12.11. No Third-Party Beneficiaries; No Rights in Creditors. This Operating Agreement creates no rights benefiting third Persons, and no third Person shall have any right to enforce any provision hereof, except as may be specifically provided herein. Without limiting the generality of the preceding sentence, none of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company.

Section 12.12. Rule Against Perpetuities. The parties hereto intend that the Rule Against Perpetuities (and any similar rule of law) not be applicable to any provision of this Operating Agreement. However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would be invalid or unenforceable because of the Rule Against Perpetuities or any similar rule of law but for this Section 12.12, the parties hereto hereby agree that any future interest which is created under said provision shall cease if it is not vested within 21 years after the death of the last survivor of the group composed of the individuals who own interests in the initial Members and their issue who are living on the effective date of this Operating Agreement.

Section 12.13. Investment Representations. Each Member represents and warrants to the Company that:

(a) It is acquiring its Membership Interest for investment purposes only and does not intend to resell or subdivide such interest.

(b) It acknowledges that the Membership Interests are being offered and sold under exemptions from registration under the Securities Act and exemptions from qualification under the securities laws of certain states, for transactions not involving any public offering, and that in connection with the perfection of such exemptions, the Company is relying on the representations and warranties of each Member included herein, including the following:

(i) it has the financial ability to bear the economic risk of its investment in the Company (including its possible loss), has adequate means of providing for its current needs and personal contingencies, and has no need for liquidity with respect to its investment in the Company; and

(ii) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has obtained, in its judgment, sufficient information to evaluate the merits and risks of an investment in the Company.

(c) It understands that neither any Membership Interest has been registered under the Securities Act of 1933 or qualified under the securities laws of any state, and therefore cannot be transferred, resold, pledged, hypothecated, assigned or otherwise disposed of unless it is subsequently registered or qualified under the Securities Act of 1933 and under applicable state securities laws, or an exemption from registration and/or qualification is available. It will not sell or otherwise transfer any Membership Interest without registration under the Securities Act of 1933 or under an exemption therefrom, and understands and agrees that the Company is not obligated to register or qualify any Membership Interest on its behalf or to assist it in complying with any exemption from such registration or qualification. It further understands and agrees that sales or transfers of any Membership Interest are further restricted by other provisions of this Operating Agreement.

(d) It is an “accredited investor” as defined and within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

Section 12.14. Other Representations and Warranties. As of the date the Member becomes a Member, each Member represents and warrants that:

(a) Due Incorporation or Formation; Authorization of Agreement. If the Member purports to be an Entity, the Member is duly existing as an Entity and in good standing under the laws of the jurisdiction of its formation and has the power and authority, as an Entity, to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. The Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. The Member has the power and authority as an Entity to execute and deliver this Operating Agreement and to perform its obligations hereunder, and its execution, delivery and performance of this Operating Agreement has been duly authorized by all necessary action.

(b) Valid Obligation. This Operating Agreement constitutes the legal, valid and binding obligation of the Member.

(c) No Conflict With Restrictions; No Default. Neither the execution, delivery and performance of this Operating Agreement nor the consummation by the Member of the transactions contemplated hereby:

(i) shall conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to the Member or any of its Affiliates;

(ii) shall conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or Operating Agreement, if any, of the Member or any of its Affiliates or of any material agreement or instrument to which the Member or any of its Affiliates is a party or by which the Member, or any of its Affiliates is or may be bound or to which any of its material properties or assets is subject;

(iii) shall conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which the Member or any of its Affiliates is a party or by which the Member or any of its Affiliates is or may be bound; or

(iv) shall result in the creation or imposition of any lien upon any of the material properties or assets of the Member or any of its Affiliates.

(d) Government Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any government or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by the Member under this Operating Agreement or the consummation by the Member of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this Operating Agreement.

(e) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Member or any of its Affiliates, threatened against or affecting the Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation, could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to materially impair the Member’s ability to perform its obligations under this Operating Agreement or to have a material adverse effect on the consolidated financial condition of the Member; and the Member or any of its Affiliates has not received any currently effective notice of any default, and the Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair the Member’s ability to perform its obligations under this Operating Agreement or to have a material adverse effect on the consolidated financial condition of the Member.

(f) Investment Company Act; Public Utility Holding Company Act. Neither the Member nor any of its Affiliates is, nor shall the Company as a result of the Member holding an Interest be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither the Member nor any of its Affiliates is, nor shall the Company as a result of the Member holding an Interest be, a “holding company,” “an affiliate of a holding company” or a “subsidiary of a holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(g) Confidentiality.

(i) Except as contemplated hereby or required by a court of competent authority, each Member shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates’, present or former employees, agents and representatives from disclosing to others without the prior written consent of the Manager any information which:

(A) pertains to this Operating Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the business of the Company; or

(B) pertains to confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary; provided, however, that the Company may disclose to its Affiliates’ employees, agents and representatives any information made available to the Member.

(ii) No Member shall use, and each Member shall use its best efforts to prevent any Affiliate of the Member from using, any information which:

(A) pertains to this Operating Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the business of the Company;

(B) pertains to the confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby; or

(C) pertains to the business of a Member of the Company.

(h) Management of Alamo. The managers of Alamo are Donald Gaube and Tim Bettencourt. Donald Gaube has sole, full and exclusive authority to manage and obligate Alamo with respect to all of its business activities and its Membership Interest in the Company, except for the following activities, which require Tim Bettencourt’s consent: any sale of a membership interest in Alamo to a third party; entering into any lease for office space for Alamo; the hiring of any employee of Alamo; the financing, sale, lease and assignment of any assets held by Alamo; and the interest rate on any loan between Alamo and any other party. So long as Alamo remains a Member of the Company and except as set forth above, Donald Gaube shall be and remain its sole manager with sole, full and exclusive authority to manage its affairs and to receive communications and notices on its behalf.

(i) Contribution of Property by Alamo. The assignment of the Agreement to be contributed as a Capital Contribution by Alamo is and will be when contributed as a Capital Contribution owned by Alamo, and Alamo shall have and shall transfer to the Company sole and exclusive rights to the Agreement, free and clear of any and all pledges, claims, threats, liens, restrictions, agreements, leases, security interests, charges and encumbrances.

Section 12.15. Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

CERTIFICATE

The undersigned, being the Company and all of the initial Members of the Company hereby agree, acknowledge and certify that the foregoing Operating Agreement constitutes the Operating Agreement of the Company adopted by the Members as of the date first stated in the Operating Agreement.

THE COMPANY

By:	/s/ Donald F. Gaube
Donald F. Gaube, Managing Member, Alamo Group VIII, LLC, Manager

INITIAL MEMBERS:

HALL PORTOLA, INC.

By:	/s/ Mark D. Hall
Name: Mark D. Hall
Title: President

ALAMO GROUP VIII, LLC, a Delaware limited liability company

By:	/s/ Donald F. Gaube
Name: Donald F. Gaube
Title: Managing Member

EXHIBIT A

Member-Name and Address	Initial Capital Contribution	Initial Share of Total Capital	Share of the Membership Interests and Initial Membership Percentage Interest	Number of Member Votes
HALL PORTOLA, INC. 1855 Olympic Boulevard Suite 250 Walnut Creek, CA 94596 Attn: Mark Hall	$1	1%	1%	1 vote

ALAMO GROUP VIII, LLC. 3236 Stone Valley Road West Suite 230 Alamo, CA 94507 Attn: Donald F. Gaube	$99	99%	99%	99 votes

This Exhibit A sets forth the original capitalization of the Company. Additional capitalization and ownership of Membership Interests will be set forth in schedules of Account to be adopted and agreed to by the Members.